EXHIBIT 5.1

[Gibson, Dunn & Crutcher LLP Letterhead]

March 16, 2004

(213) 229-7000	C 87007-01433

(213) 229-7520

Standard Pacific Corp.

15326 Alton Parkway

Irvine, CA 92618

Re:	Standard Pacific Corp.
Registration Statement on Form S-3 (File No. 333-104037)

Ladies and Gentlemen:

We have acted as counsel to Standard Pacific Corp., a Delaware corporation (the “Company”), in connection with the public offering of $150,000,000 aggregate principal amount of the Company’s senior debt securities designated as 5 1/8% Senior Notes due 2009 and $150,000,000 aggregate principal amount of the Company’s senior debt securities designated as 6 1/4% Senior Notes due 2014 (collectively, the “Securities”) pursuant to the Company’s registration statement on Form S-3 (File No. 333-104037), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement and prospectus related thereto filed with the Commission on March 15, 2004 (the “Prospectus “). The Securities will be issued pursuant to the terms of an Underwriting Agreement, dated March 11, 2004, among the Company and the underwriters named therein (the “Underwriting Agreement”).

The Securities will be issued pursuant to the Indenture, dated as of April 1, 1999, as supplemented through the date hereof (the “Indenture”), by and between the Company and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, N.A., and First National Bank of Chicago), as Trustee.

We are familiar with the corporate action taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Securities. For the purpose of rendering this opinion, we have made such factual and legal examinations as we deemed necessary under the circumstances, and in that connection we have examined, among

Standard Pacific Corp.

March 16, 2003

other things, originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, certificates of officers or other representatives of the Company, and other instruments and have made such inquiries as we have deemed appropriate for the purpose of rendering this opinion.

In our examination, we have assumed without independent verification (i) the legal capacity and competency of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such latter documents and (v) that such documents are binding on all persons (other than the Company) signing such documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Company and others.

On the basis of, and in reliance on, the foregoing examination and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that when the Securities shall have been executed and authenticated in accordance with the terms of the Indenture and delivered against payment pursuant to the Underwriting Agreement, the Securities will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinion is subject to the following exceptions, qualifications and limitations:

A. Our opinion set forth above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding at law or in equity.

B. This opinion is limited to the current laws of the State of New York, the current federal laws of the United States, and to the current judicial interpretations thereof and to the facts as they exist on the date hereof.

C. We express no opinion regarding any provisions relating to indemnification, exculpation or contribution to the extent that such provisions may be held as contrary to federal or state securities laws or public policy.

Standard Pacific Corp.

March 16, 2003

This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP